Exhibit 10.23

STANDSTILL AND MAKE-WHOLE AGREEMENT

This AGREEMENT is entered into as of December 30, 2002 by and between Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”), Alliance Pharmaceutical Corp., a New York corporation (“Alliance”), and Photogen Technologies, Inc., a Nevada corporation (“Photogen”).

WHEREAS, Xmark is the holder of Secured Promissory Notes from Alliance having an outstanding stated value of $3,375,000 (the “Xmark Notes”), which Xmark Notes were purchased pursuant to a Secured Note Purchase Agreement, dated July 23, 2002 (together with the instruments, documents and agreements related thereto, the “Xmark Loan Documents”);

WHEREAS, Alliance is in default of the Xmark Notes and, as of the date hereof, $4,262,500.71 in outstanding stated value and accrued interest is due and owing to Xmark under the Xmark Notes;

WHEREAS, Photogen is contemplating a purchase of substantially all of Alliance’s imaging modalities assets used in connection with Alliance’s imaging and diagnostic imaging business, including without limitation with respect to development, manufacture, marketing and sale of the Imagent® and Optison products (the “Asset Purchase”); and

WHEREAS, to induce Photogen to pursue the Asset Purchase and to make associated bridge loan advances to Alliance, Xmark and Alliance have agreed to certain standstill covenants, subject to the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

1.                                       Xmark Standstill Agreement.  Xmark shall not exercise any rights against Alliance as a creditor, whether secured or unsecured, or otherwise for a period (the “Standstill Period”) commencing on the date hereof, and ending on the earliest to occur of (i)January 29, 2003, (ii) the determination by Photogen not to pursue the Asset Purchase, (iii) the written termination of negotiations between Photogen and Alliance with respect to the Asset Purchase, (iv) the exercise of any remedies against the assets of Alliance by any creditor other than Xmark or its affiliates, (v) Alliance’s filing of a petition under any bankruptcy, insolvency or debtor’s relief law or making an assignment for the benefit of its creditors, (vi) a court of competent jurisdiction entering an order or decree under any federal or state bankruptcy law and (X) is for relief against Alliance in an involuntary case, (Y) appoints a custodian, receiver or other similar official for all or substantially all of Alliance’s property, or (Z) orders the liquidation of Alliance (each of the events specified in clauses (v) and (vi) of this Section 1 are referred to as, a “Bankruptcy Proceeding”), or (vii) the date specified in a notice by Photogen on one day’s written notice to Xmark and Alliance. Photogen shall notify Xmark in writing within one day following the occurrence of any event specified in clauses (ii) or (iii) above. The termination of the Standstill Period is referred to herein as the “Termination Date”.

During the Standstill Period, Xmark shall not pursue, institute, encourage or join in any proceeding against Alliance at law or equity to realize upon any collateral or otherwise. Xmark agrees that until the Termination Date, Xmark will not, directly or indirectly ask, demand for, accelerate, accept or receive any payments of, or other amounts or consideration on account of, the Xmark Notes (including by way of subrogation) or any other debt from Alliance or commence, or join with any creditor in commencing, any suit, action or judicial proceeding or bankruptcy, reorganization, insolvency or similar proceedings with respect to Alliance or the Xmark Notes or any other Alliance debt or assets; nor shall Xmark and Alliance agree to or effect any amendment or change to the terms of the Xmark Loan Documents except as contemplated in this Agreement or to preserve the perfection and priority of Xmark’s security interest; provided, however, Xmark may transfer the Xmark Notes and its interest in the Xmark Loan Documents to a third party upon the prior written consent of Photogen, which shall not be unreasonably withheld, and provided that such third party purchaser agrees in writing to be bound by the terms of this Agreement. Xmark shall execute and deliver to Photogen instruments confirming this Agreement if and to the extent necessary to enforce the provisions of this Agreement. The terms of this Agreement, the standstill effected hereby, and the rights of Photogen which are created hereunder, shall not be affected by (i) any amendment, addition, modification, extension, increase, restatement or supplement of or to any of the Xmark Notes or Xmark Loan Documents or any instrument, document or agreement relating thereto, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of the Xmark Notes or Xmark Loan Documents or any instrument, document or agreement relating thereto, (iii) any claim or defense as to the validity or enforceability of any instruments, documents or agreements relating to the proposed Asset Purchase, or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of Alliance, Xmark or any other party.

2.                                       Issuance of Photogen Common Stock.

2.1                                 Balance of Secured Note: Interest during Standstill Period.  The parties acknowledge and agree that Alliance owes Xmark $4,262,500.71 (the “Starting Balance”) in outstanding stated value and accrued interest pursuant to the Xmark Notes as of the date hereof. During the Standstill Period and following the termination or expiration of the Standstill Period, until such time as the Xmark Notes have been indefeasibly paid in full, interest will continue to accrue on the Xmark Notes pursuant to the existing terms and conditions of the Xmark Notes (the interest that accrues on the Xmark Notes solely during the Standstill Period is referred to as, the “Standstill Interest”). Photogen shall have no responsibility for, or obligation with respect to the payment of, the Starting Balance, any interest accrued on the Xmark Notes and included in the Starting Balance, or any interest that accrues on the Xmark Notes from and after the Termination Date.

2.2                                 Issuance of Photogen Shares.

(a)                                  As soon as practicable after the execution of this Agreement, Photogen shall issue two hundred fifty thousand (250,000) shares (the “Initial Photogen Shares”) of Photogen common stock, $0.01 par value per share (the “Photogen Common Stock”), to Xmark.

(b)                                 So long as the Standstill Period is still in effect immediately prior to January 29, 2003, Photogen shall have the irrevocable option to extend the Standstill Period through February 28, 2003, subject to earlier termination in accordance with clauses (ii) through (vii) of Section 1 hereof, in consideration for the issuance of an additional two hundred fifty thousand (250,000) shares of Photogen Common Stock (subject to adjustment for stock splits, stock combinations, stock dividends and the like effected after the date of this Agreement) (the “First Option Photogen Shares”) to Xmark. Photogen may exercise its irrevocable option by providing written notice of such election to Xmark at least two (2) days prior to January 29, 2003. Photogen shall issue the First Option Photogen Shares to Xmark within five (5) business days following its exercise of the irrevocable option in accordance with this Section 2.2(b).

(c)                                  So long as the Standstill Period is still in effect immediately prior to February 28, 2003, Photogen shall have the irrevocable option to extend the Standstill Period through March 30, 2003, subject to earlier termination in accordance with clauses (ii) through (vii) of Section 1 hereof, in consideration for the issuance of an additional two hundred fifty thousand (250,000) shares of Photogen Common Stock (subject to adjustment for stock splits, stock combinations, stock dividends and the like affected after the date of this Agreement) (the “Second Option Photogen Shares” and together with the Initial Photogen Shares and the First Option Photogen Shares, the “Photogen Shares”) to Xmark. Photogen may exercise its irrevocable option by providing written notice of such election to Xmark at least two (2) days prior to February 28, 2003. Photogen shall issue the Second Option Photogen Shares to Xmark within five (5) business days following its exercise of the irrevocable option in accordance with this Section 2.2(c).

(d)                                 If the Standstill Period is still in effect immediately prior to March 30, 2003, the Standstill Period may be extended by mutual written agreement of Xmark and Photogen, but neither party is obligated to enter into any such agreement to extend the Standstill Period.

(e)                                  Photogen shall use its reasonable best efforts to register the Photogen Shares under the Securities Act of 1933, as amended, within 120 days from the date hereof (the 120th day following the date hereof is referred to as, the “Registration Date”). Xmark shall be entitled to payment in an amount equal to 1.5% of the Photogen Shares, valued at the Share Value (as defined below), for any 30-day period or pro rata for any portion thereof following the Registration Date if no registration statement is effective with respect to the Photogen Shares. Such payment may be made, at Photogen’s election, in cash or Photogen Common Stock (valued at the Share Value).

(f)                                    In the event that Xmark indefeasibly receives payment for all of the Standstill Interest, as determined in accordance with Section 2.2(i), within one year of the Termination Date, whether by (a) payment by Photogen during such one year period (which Photogen may, in its sole discretion, make to Xmark at any time during such one year period), (b) cash payment by Alliance during such one year period (which Alliance is obligated to make to Xmark), or (c) payment by any third party during such one year period, whether in connection with a sale of the stock or assets of Alliance, a secured party sale, bankruptcy or otherwise

(collectively, a “Payment Event”), then Xmark shall immediately (y) return to Photogen good and marketable title to all of the Photogen Shares then held by Xmark or its affiliates, free and clear of all liens, claims, rights, options and encumbrances, but (z) to the extent Xmark has sold any Photogen Shares prior to the Payment Event, pay Photogen cash for each Photogen Share not so delivered to Xmark due to their having been sold prior to the Payment Event, valued at $1.00 per share, (subject to adjustment in connection with any stock split or stock  combination of the Photogen Common Stock effected after the date of this Agreement, the “Share Value”).  To effect the transfer of Photogen Shares, Xmark shall deliver to Photogen the certificate(s) representing the Photogen Shares duly endorsed for transfer with signatures guaranteed.

(g)                                 In the event that Xmark does not receive any of the Standstill Interest within one year of the Termination Date as a result of the occurrence of a Payment Event, then Xmark shall have the right to retain all of the Photogen Shares.

(h)                                 In the event that Xmark indefeasibly receives a portion, but less than all, of the Standstill Interest, as determined in accordance with Section 2.2(i), within one year of the Termination Date as a result of the occurrence of a Payment Event, then Xmark shall immediately (y) return to Photogen good and marketable title to such number of Photogen Shares then held by Xmark or its affiliates, free and clear of all liens, claims, rights, options and encumbrances, equal to the pro rata portion of the Standstill Interest which it did receive (with such Photogen Shares valued at the Share Value), and (z) to the extent the value of the returned Photogen Shares does not equal the portion of the Standstill Interest received by Xmark, pay Photogen cash equal to the pro rata portion of the Standstill Interest received by Xmark less the aggregate  Share Value for all Photogen Shares returned to Photogen by Xmark.

(i)                                     Upon Xmark’s receipt of any proceeds from a Payment Event, such proceeds shall be deemed to be applied first against the Starting Balance, then against the Standstill Interest and thereafter against any additional amounts due under the Xmark Notes, including without limitation interest accrued after the Standstill Period.  Notwithstanding anything contained herein to the contrary,

(a)                                  if Xmark receives non-cash consideration (other than non-cash consideration in the form of debt or equity securities of Photogen) on behalf of the Xmark Notes pursuant to a Bankruptcy Proceeding, Xmark and Photogen shall jointly select an independent appraiser to determine the fair market value of the non-cash consideration received by Xmark (which determination of fair market value shall be binding upon Xmark and Photogen) and the fair market value of such non-cash consideration, as determined by the independent appraiser, shall be applied toward the repayment of the Xmark Notes and the Standstill Interest for purposes of this Agreement in the order of priority set forth in this Section 2.2(i), (and provided further that if Xmark is obligated to pay Photogen cash pursuant to Section 2.2(f) or 2.2 (h), then Xmark may pay such amount by transfer and assignment of such non-cash consideration, valued at such fair market value), and

(b)                                 if Xmark receives non-cash consideration in the form of debt or equity securities of Photogen on behalf of the Xmark Notes pursuant to a Bankruptcy

Proceeding, such non-cash consideration shall not count towards the repayment of the Xmark Notes and the Standstill Interest for purposes of this Agreement.

Xmark agrees that any Photogen Shares issued pursuant to this Section 2.2 shall be subject to a stop order with Photogen’s transfer agent and legend on such stock certificate(s) limiting transferability except in accordance with this Agreement and applicable securities laws and upon delivery of an opinion of counsel acceptable to Photogen.

Example For Illustration Purposes Only:  Assuming that the Standstill Period expires after 60 days, Photogen accordingly issued 500,000 restricted shares to Xmark and the Starting Balance plus the Standstill Interest is $4,500,000:

•                  If Xmark indefeasibly receives cash and non-cash consideration (with the fair market value of the non-cash consideration being determined by an independent appraiser mutually acceptable to Xmark and Photogen) from a third party (other than Photogen) in the amount of $4,500,000 for amounts due and owing under the Xmark Notes within one year following the Termination Date, then Xmark shall return all 500,000 Photogen Shares.  If Xmark sold 200,000 of the Photogen Shares prior to receipt of such cash and non-cash consideration on behalf of the Xmark Notes, then Xmark shall return 300,000 of the Photogen Shares and either (i) transfer all or a portion of such non-cash consideration to Photogen having a fair market value equal to $200,000 or (ii) pay Photogen $200,000 in cash.

•                  If Xmark indefeasibly receives cash and non-cash consideration (with the fair market value of the non-cash consideration being determined by an independent appraiser mutually acceptable to Xmark and Photogen) from a third party (other than Photogen) in the amount of $4,250,000 for amounts due and owing under the Xmark Notes within one year following the Termination Date, then Xmark is entitled to keep 250,000 of the Photogen Shares and is required to return the other 250,000 Photogen Shares. If Xmark sold 300,000 of the Photogen Shares prior to receipt of such cash and non-cash consideration on behalf of the Xmark Notes, then Xmark shall return 200,000 Photogen Shares and either (i) transfer all or a portion of such non-cash consideration to Photogen having a fair market value equal to $50,000 or (ii) pay Photogen $50,000 in cash.

3.                                       Representations and Warranties of the Parties.

3.1                                 Xmark.           Xmark represents and warrants to Photogen as follows.

(a)                                  The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary corporate or partnership action on behalf of Xmark, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Xmark, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Xmark is a party or by which Xmark or Xmark’s property may be bound or subject.  This Agreement has been duly and validly executed and delivered by Xmark and constitutes the legal, valid and binding obligation of Xmark, enforceable against Xmark in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Xmark of, and the performance of the obligations of Xmark under, this Agreement.  Xmark understands that Photogen has no obligation or liability to Xmark as to whether Photogen makes bridge loan advances to Alliance or completes the Asset Purchase.

(b)                                 Xmark has not sold, transferred, assigned, pledged or otherwise hypothecated or disposed of any of its rights to the Xmark Notes or any other rights of Xmark as a secured or unsecured creditor of Alliance.

(c)                                  Xmark is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).  The Photogen Shares to be received by Xmark hereunder will be acquired for Xmark’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and Xmark has no intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act.  Xmark acknowledges that it can bear the economic risk and complete loss of its investment in the Photogen Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  Xmark understands that the Photogen Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Photogen in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances, and the certificate(s) for the Photogen Shares will bear a legend to that effect.  Xmark has had an opportunity to receive additional information related to Photogen requested by it and to ask questions of and receive answers from Photogen regarding Photogen, its business and the terms and conditions of the offering of the Photogen Shares.  Xmark acknowledges access to copies of Photogen’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended (the “2001 10-K”), and all other reports and amendments thereto filed by Photogen pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the filing of the 2001 10-K and prior to the date hereof (collectively, the “SEC Filings”) through EDGAR.  Xmark did not learn of the investment in the Photogen Shares as a result of any public advertising or general solicitation.

3.2.                              Alliance.  Alliance represents and warrants to Xmark and Photogen as follows.  The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary corporate action on behalf of Alliance, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Alliance, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Alliance is a party or by which Alliance or Alliance’s property may be bound or subject. This Agreement has been duly and validly executed and delivered by Alliance and constitutes the legal, valid and binding obligation of Alliance, enforceable against Alliance in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Alliance of, and the performance of the obligations of Alliance under, this Agreement.

3.3                                 Photogen.  Photogen represents and warrants to Xmark as follows.

(a)                                  The execution, delivery and performance of this Agreement, including the issuance of the Photogen Shares, (i) have been duly authorized by all necessary corporate action on behalf of Photogen, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Photogen, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Photogen is a party or by which Photogen or Photogen’s property may be bound or subject.  This Agreement has been duly and validly executed and delivered by Photogen and constitutes the legal, valid and binding obligation of Photogen, enforceable against Photogen in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Photogen of, and the performance of the obligations of Photogen under, this Agreement.

(b)                                 Photogen is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have, either individually or in the aggregate, a material adverse effect on the business, operations, financial condition, assets, prospects, liabilities or contractual rights of Photogen, whether individually or taken as a whole (a “Material Adverse Effect”).  Photogen has duly authorized the sale and issuance, pursuant to the terms of this Agreement an adequate number shares of its common stock authorized and available for issuance hereunder, having the rights, restrictions, privileges and preferences set forth in the Amended and Restated Articles of Incorporation, as amended to date.

(c)                                  The issuance, sale and delivery of the Photogen Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of Photogen.  The Photogen Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

(d)                                 The SEC Filings are the only filings required of Photogen pursuant to the 1934 Act for such periods.  At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, as amended and in the light of the circumstances under which they were made, not misleading.  During the preceding two years, except as set forth in the SEC Filings:  Each registration statement and any amendment thereto filed by Photogen pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Photogen is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of Photogen, taken as a whole, as required to be disclosed.

(e)                                  The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of Photogen as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of Photogen included in the SEC Filings filed prior to the date hereof Photogen has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(f)                                    Except as disclosed in the SEC Filings or on Schedule 3.3(f) hereto, there are no pending actions, suits or proceedings against Photogen or its subsidiaries which affect any of its or their properties; and to Photogen’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

(g)                                 Photogen is in compliance with all applicable Nasdaq SmallCap Market continued listing requirements.  There are no proceedings pending or to Photogen’s knowledge threatened against Photogen relating to the continued listing of its common stock on the Nasdaq SmallCap Market and Photogen has not received any notice of, nor to Photogen’s knowledge is there any basis for, the delisting of its common stock from the Nasdaq SmallCap Market.

(h)                                 Neither Photogen nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Photogen Shares.

4.                                       General.

4.1                                 Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by express overnight courier service or mailed by first class mail, postage prepaid, to the respective addresses set forth on the signature pages of this Agreement, as such addresses may be modified by notice given pursuant to this Section 4.1, with copies provided simultaneously to counsel as set forth on the signature pages of this Agreement.  Notices provided in accordance with this Section 4.1 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

4.2                                 Entire Agreement.  This Agreement, together with the instruments and other documents hereby contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements, negotiations or understandings between or among them, with respect to the subject matter hereof.  Except as expressly set forth in this Agreement, no party makes any representation or warranty, express or implied, with respect to the transactions contemplated by this Agreement or any such other agreements.  Except as expressly set forth in this Agreement, Photogen makes no representation or warranty, express or implied, with respect to the business of Photogen, Photogen, Photogen’s assets or its future prospects (including any of the foregoing with respect to Alliance).  No party is relying on any understandings, agreements or representations other than those expressly contained in this Agreement or such other written agreements.

4.3                               Amendments and Waivers.  This Agreement may only be amended or modified by a writing dated after the date hereof and signed by the parties hereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.4                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5                                 Captions.  The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

4.6                                 Severability.  Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

4.7                                 Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York.  The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The parties irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The parties irrevocably waive any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

4.8                                 Injunctive Relief.  In the event of any breach or threatened breach of the provisions of this Agreement by Xmark or its representatives, Photogen shall be entitled to all legal and equitable remedies available to it, and without limiting any other available remedies, Photogen shall be entitled to equitable relief without the necessity of posting a bond, including injunction and specific performance.  No failure or delay by Photogen in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.   In any action to enforce the provisions of this Agreement, the non-prevailing party shall pay the reasonable attorneys fees and related reasonable costs and expenses incurred by the prevailing party in connection therewith.

[Next Page is Signature Page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Xmark Fund, L.P.

By:	/s/ Mitchell D. Kaye
Its:
Address:	152 W 57th, 21st FL
NY NY 10019

Xmark Fund, Ltd.

By:	/s/ Mitchell D. Kaye
Its:
Address:	152 W 57th, 21st FL
NY NY 10019

Alliance Pharmaceutical Corp.

By:	/s/ Theodore Roth
Its:	PRESIDENT & COO
Address:	6175 LUSK BLVD.
SAN DIEGO CA 92121

Photogen Technologies, Inc.

By:	/s/ Taffy Williams
Its:	President and CEO
Address:	140 Union SQ. Drive
New Hope, PA 18938